Section 6:    Code of Ethics

6.1     General Provisions

In the interests of meeting its responsibilities to its Clients and Investors, and pursuant to Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act, the Firm has promulgated this Code of Ethics (the “Code”).

The Code sets forth the standards of conduct and other obligations that the Firm requires of all of its supervised persons – including its directors, officers and employees.  These standards are designed to guide the activities of the Firm and its employees in light of the duties that the Firm owes to its Clients and Investors.

As a minimum, the Firm’s Access Persons (as defined below) and other supervised persons are expected to review the Code, understand its implications, and comply with the specific procedures it sets out.  However, the Firm hopes that employees will strive to live up to not only the letter of the law (and this Code), but also to the ideals of the Firm and the high standards of professional and personal conduct to which the Firm is dedicated.

Sta nda rds of B usiness Conduct

The Firm requires that its supervised persons:

•     demonstrate high standards of moral and ethical conduct;

•     act in accordance with the Firm’s fiduciary duties to its Clients and Investors; and

•     comply with all applicable federal securities laws.

Without limiting the generality of the foregoing, Rule 17j-1(b) of the 1940 Act makes it unlawful for any supervised person or other affiliated person of the Firm to, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a Registered Fund:

•     employ any device or scheme to defraud the Registered Fund;

•     make an untrue statement of material fact to the Registered Fund or omit or misstate a material fact necessary in order to make the statements made to the Registered Fund, in light of the circumstances under which they are made, not misleading;

•     engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the Registered Fund; or

•     engage in any manipulative practice with respect to the Registered Fund.

No supervised person or other affiliated person of the Firm may engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above.

Moral  and  Ethical  Conduct.  The  Firm  is  dedicated  to  providing  effective,  appropriate  and  professional investment  management  services  to  its  advisory  Clients  and  for  the  benefit  of  Investors.  The  Firm’s reputation is a reflection of the quality of its employees and their dedication to excellence in serving the Firm’s Clients and Investors. To ensure these qualities and dedication to excellence, supervised persons must possess  the  requisite  qualifications  of  experience,  education,  intelligence,  and  judgment  necessary  to effectively serve as investment management professionals.  In addition, every supervised person is expected to demonstrate high standards of moral and ethical conduct for continued employment or affiliation with Chilton. The principles of openness, integrity, honesty and trust should guide supervised persons in their conduct on behalf of Chilton at all times.

Fiduciary Duties. As a registered investment adviser, the Firm has fiduciary responsibility to its clients. In the context of the Firm’s business, fiduciary responsibility should be thought of as the duty to place the interests of the client before those of the investment adviser. Failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act.   Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to engage or continue to engage the adviser to manage the client’s investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients. Finally, fiduciary responsibility includes the duty to avoid taking inappropriate advantage of one’s position. The Firm’s supervised persons are required to act in accordance with these fiduciary duties at all times.

Compliance with Federal Securities Laws. The Firm’s supervised persons are also required to comply with all applicable federal securities laws in the conduct of their work on behalf of the Firm. This Compliance Manual is intended to address certain laws applicable to the Firm’s activities. Employees who have any questions about the impact of any of the laws, rules or regulations set forth herein should consult with a member of the Legal and Compliance Department.

For purposes of the foregoing, “federal securities laws” means: the Securities Act of 1933; the Securities Exchange Act of 1934; the Sarbanes-Oxley Act of 2002; the 1940 Act; the Advisers Act; Title V of the Gramm-Leach-Bliley Act; any rules adopted by the SEC under any of those statutes; and the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

The provisions of this Code are not meant to be all-inclusive but are intended as a guide for employees in their conduct. This Code is also intended to lessen the chance of any misunderstanding between the Firm and its employees regarding matters such as personal trading.  In those situations where an employee may be uncertain as to the intent or purpose of this Code, he/she is advised to consult with the General Counsel / CCO. The General Counsel / CCO may, under circumstances that are considered appropriate or after consultation with the Compliance Committee, grant exceptions to the provisions contained in this Code only when it is clear that the interests of Clients and Investors will not be adversely affected.  All questions arising in connection with personal securities trading should be resolved in favor of the interest of the Clients and Investors  even  at  the  expense  of  the  interests  of  employees.  The  Compliance  Committee  will  satisfy themselves as to the adherence to this policy through periodic reports by the General Counsel / CCO.

Applica bility of Securities T ra nsa ction R eporting Provisions

The Firm’s “Access Persons” are required to provide the Firm with the securities transaction and holdings information described in Section 6.4. The Advisers Act defines an “Access Person” as any of the Firm’s supervised persons, including its directors, officers and employees, who have access to nonpublic information about client holdings or securities transactions, or who are involved in making (or have access to) nonpublic securities recommendations to clients. The 1940 Act defines “Access Persons” of an adviser to include (i) any director, officer, general partner or employee of the adviser (or any company in a control relationship to an adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Registered Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales and (ii) any natural person in a control relationship to an adviser that obtains information concerning recommendations made to a Registered Fund with regard to purchase or sale of Covered Securities by the Registered Fund.  Given the Firm’s size and the variety of ways in which Chilton and CIS personnel may have access to information about Fund portfolios and trading activities in connection with the performance of their duties, the Firm has decided to treat all employees, officers and inside directors of Chilton and CIS as “Access Persons” for purposes of this Code. Directors who are not also employees or officers of Chilton or CIS will not be given access to information regarding nonpublic holdings and recommendations, and therefore, are not considered Access Persons and need not comply with the provisions of Sections 6.3 and 6.4.

Fa ilure to Com ply with the Provisions of the Code – R eporting Oblig a tions a nd Sa nctions

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Chilton. It is important that employees understand the reasons for compliance with this Code. The Firm’s reputation for fair and honest dealing with its Clients and Investors, and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction or other action considered questionable in light of the fiduciary duty owed to Clients and Investors.   Employees are urged to seek the advice of the CCO and/or a designee for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for termination of employment with Chilton. Breaches of this Code may also subject employees to lesser disciplinary action, including, without limitation, warnings, reprimands, temporary suspensions, financial penalties or probation. In addition, the Firm may choose or be required to report certain types of disciplinary actions to regulators that enforce securities or other laws.

Each Chilton employee – whatever his or her position – is responsible for upholding the standards set forth in the Code. Each employee is obligated to report any violation of the Code. If an employee believes that something he or she has done, or that any other supervised person has done, may violate the Code, the employee must promptly report the issue to his or her supervisor and to the CCO and/or a designee.

Distribution of the Code a nd Any Am endm ents

It will be the responsibility of the CCO and/or a designee to ensure that the Firm distributes a copy of this Code (and any amendments) to all supervised persons and all other Access Persons. All supervised persons and all other Access Persons will be required to acknowledge in writing their receipt of the Code (and any amendments). Because this Code contains at least the same requirements as the Code of Ethics promulgated to comply with Rule 17j-1 under the 1940 Act (the “17j-1 Code”), an acknowledgement of receipt of this Code (and any amendments) shall also constitute acknowledgement for purposes of the 17j-1 Code. Any material changes to the 17j-1 Code (i) will be submitted to the Board of Directors of each Registered Fund for which Chilton serves as investment adviser for approval within six months of adoption of such change and (ii) will promptly be reflected herein such that this Code continues to contain at least the same requirements as the 17j-1 Code.

R eports to the Board of Directors of a R eg istered Fund

At least once a year, the CCO will review the adequacy of the 17j-1 Code and the effectiveness of its implementation. In addition, annually Chilton will provide a written report to the Board of Directors of any Registered Fund for which Chilton serves as investment adviser that describes any issues arising under the

17j-1 Code since the last report to the Registered Fund’s Board of Directors, including, but not limited to,

information about material violations of the 17j-1 Code or the procedures thereunder and sanctions imposed in response to the material violations. The report will also certify to such Board of Directors that Chilton has adopted procedures reasonably necessary to prevent Access Persons from violating the 17j-1 Code.

Effective Date: October 2017

6.2     Terms Applicable to this Code

Covered Securities

Section 202(a)(18) of the Advisers Act and Section 2(a)(3) of the 1940 Act define the term “Security” as follows:

[A]ny  note,  stock,  treasury  stock,  security  future,  bond,  debenture,  evidence  of  indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Covered Securities” means all such Securities described above except:

•     Securities that are direct obligations of the United States;

•     Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•     Shares of money market funds; and

•     Shares of any registered open-end investment company (i.e., mutual funds) so long as Chilton does not act as an investment adviser, sub-adviser or principal underwriter of the fund.  See Exhibit 1 for a list of Registered Funds advised by Chilton that are deemed Covered Securities.

Although the term “Covered Securities” represents a broad list of investment products, for purposes of this Code the term will most often apply to securities listed on any of the nationally-recognized stock exchanges of  the  United  States  (i.e.,  the  New  York  Stock  Exchange,  American  Stock  Exchange,  Chicago  Stock Exchange, Pacific Stock Exchange, or Philadelphia/Baltimore Stock Exchange, or the National Association of Securities Dealers Automated Quotation (“NASDAQ”) market).

For the avoidance of doubt, the term “Covered Securities” specifically includes but is not limited to:

•     Securities of companies domiciled inside and outside of the United States;

•     Private placements and restricted securities;

•     Puts, calls, options including index options, warrants and similar securities that provide a right to acquire or sell equity securities upon exercise or conversion, whether or not such instruments are presently exercisable;

•     Bank loans, corporate bonds, direct obligations of any city, county, or state of the U.S., direct obligations of any foreign government, trade claims, litigation claims, trust certificates, and securities and obligations of distressed entities;

•     Debt and equity derivative securities, such as equity swap contracts and credit default swaps for which the underlying reference security would otherwise be a Covered Security hereunder, providing

Effective Date: October 2017

the holder with a synthetic position in an underlying security;

•     Exchange-traded funds, such as the NASDAQ 100 Index Tracking Stock   (ticker “QQQ”) and

Standard & Poor’s Depository Receipts (ticker “SPY”);

•     Trust issued receipts, such as the “HOLDRS” products (e.g., ticker “SMH”); and

•     Other financial instruments as determined by Chilton in its discretion.

If there is any question by an employee as to whether a security is a Covered Security under this Code, he/she should consult with the CCO and/or a designee for clarification on the issue before entering into any transaction with respect to the security. For the avoidance of doubt, derivatives are subject to the same personal trading rules as apply to the underlying reference security.

Persona l Accounts a nd N o Control Accounts

For purposes of this Code, the term “Personal Account” means an account over which an employee has any direct or indirect influence or control.

For purposes of this Code, it is presumed that each of the following accounts constitutes a “Personal

Account” of an employee:

•     A brokerage account in the name of or for the benefit of:

o  the employee, either individually or jointly;

o  the employee’s spouse;

o  any child of the employee sharing the same household as the employee; or

o  any person who is financially dependent upon the employee.

•     Any  account  over  which  the  employee  has  the  power,  directly  or  indirectly,  to  influence  the investment decisions.

Notwithstanding the presumption noted above, the term “Personal Account” does not include an employee account that substantially tracks a Client Account (a “Parallel Account”), a No Control Account (as defined below) or an open-end mutual fund account that cannot maintain individual equity securities, so long as it does not hold shares of mutual funds for which Chilton acts as an adviser.  The Firm reserves the right to review any such account and/or subject it to some or all of the provisions of this Code.

For purposes of this Code a “No Control Account” means an account with respect to which an employee may have a direct or indirect beneficial ownership but over which the employee has no direct or indirect influence or control and which has been approved by the CCO to be treated as a No Control Account, which may include, among others, a non-self-directed 401(k) account and an employee stock purchase plan account.

If an employee believes that any account (including an account that falls under one of the presumptions listed above) should be designated a No Control Account and exempt from the definition of a Personal Account, he/she should so advise the CCO at which time the employee will be required to complete a No Control Account Certification attached as Error! Reference source not found.3. The CCO and or its designee will determine, in its discretion, whether the account will be approved to be treated as a No Control Account. While transactions in No Control Accounts do not require pre-clearance, copies of Trade Confirmations and Brokerage Statements for No Control Accounts are required as set out in Section 6.4 below.  On a quarterly basis, employees are required to certify to No Control Account status.

6.3     Personal Trading by Employees

Personal securities transactions by employees are subject to the following trading restrictions:

R ules R eg a rding Purcha ses

•     Employees generally may not directly or indirectly purchase any Covered Security in a Personal

Account, subject to the following exceptions:

o  Employees may purchase (i) a Covered Security that is the subject of a private placement or (ii) corporate bonds but in each case only if the employee obtains prior written approval in accordance with the Pre-Clearance Procedures of this Code.

o  Employees may purchase open-end mutual funds and closed-end mutual funds other than those identified in Exhibit 1 (but not in an initial public offering or private placement) in a Personal Account without obtaining pre-clearance. However, ETFs are subject to the rules described below.

•     Covered Securities already held in a Personal Account at the time an employee begins employment with Chilton may continue to be held, but additional shares of such securities generally may not be directly or indirectly acquired in the Personal Account except as permitted above or through an automatic investment plan.

•     Employees may not purchase in a Parallel Account a Covered Security that is the subject of a private placement or an initial public offering.

R ules R eg a rding Sa les

•     Employees may sell a Covered Security in a Personal Account if the employee obtains prior written approval, in accordance with the Pre-Clearance Procedures of this Code, except,

o  Employees may sell open-end mutual funds and closed-end mutual funds in a Personal Account without obtaining pre-clearance. ETFs are subject to the rules described below.

•     Employees are prohibited from selling short any Covered Security in a Personal Account.

R ules R eg a rding ET Fs

Employees of Chilton may purchase and sell ETFs that are specifically designated on an approved list (see Exhibit 2), which list will be reviewed annually and is subject to oversight by Legal and Compliance. The following rules apply to such transactions:

•     All employees may buy or sell any of the ETFs on the designated approved list without preclearance, with no minimum holding period and with no limit on the number of transactions;

•     Sales  of  ETFs  not  specifically  listed  on  the  designated  approved  list  are  subject  to  normal preclearance rules and procedures.

•     Purchases of ETFs not on the designated approved list are prohibited.

Notwithstanding anything set forth in this section of the Manual regarding trading of ETFs, the Legal and Compliance Department retains authority to restrict any trade that creates an actual or apparent conflict of interest.

T ra ding R estrictions B a sed on Knowledg e

Unless an employee has disclosed all relevant information to the General Counsel / CCO  regarding the applicable issue below and has received pre-clearance to trade, no employee may purchase or sell a Covered Security (with the exception of an ETF on the approved list) in a Personal Account if the employee is aware that:

•     Such security is being considered for purchase or sale by the Research Department or Research

Personnel, whether or not any order has been entered with the Trading Department;

•     The employee’s trade is in a direction contrary to that currently recommended by the Research Department or Research Personnel, i.e., selling a security when the Research Department is recommending the purchase of that security or vice versa;

•     With respect to a purchase transaction by the employee, a Client or a client of CIS is selling such security or a related security, or has sold such a security within the past five (5) business days and such sale is not the result of a programmed trade (such as in the case of investor capital activity or a rebalancing program); or

•     With respect to a sale transaction by the employee, a Client or a client of CIS is purchasing that security or a related security, or has purchased such a security within the past five (5) business days and such purchase is not the result of a programmed trade (such as in the case of investor capital activity or a rebalancing program).

Specia l Circum sta nces

An employee may engage in a purchase or sale transaction in a Covered Security necessitated by special circumstances (such as estate planning) if the employee informs the General Counsel / CCO of the circumstances and obtains prior written approval for the transaction, in accordance with the Pre-Clearance Procedures of this Code. The General Counsel / CCO shall consider the totality of the circumstances, including whether the trade would involve a breach of any fiduciary duty, would otherwise be inconsistent with applicable laws and/or Chilton’s policies and procedures, or would create an appearance of impropriety. If approval for a transaction is granted, the Firm may impose certain conditions that could impact the manner and timing of the transaction (and future transactions).

Persona l T ra ding R eference Cha rt

Attached as Exhibit 2 is a chart of common personal securities trading transaction types and their associated rules and is provided as a tool in understanding and navigating the Firm’s personal trading purchase and sale guidelines. Exhibit 2 also includes the list of approved ETFs.

Pre-Clea ra nce Procedures

An employee seeking pre-clearance for a transaction in a Covered Security should make such request using the Personal Trading Control Center. If a transaction is pre-cleared, the authorization will expire at the end of the day it is given unless a longer period is specified in the authorization. Once the permissible time period has expired, pre-clearance must be obtained again before any further trading is conducted. The CCO and/or a designee will maintain records of all pre-clearance requests and authorization decisions.

A pre-clearance request will generally be rejected if the request: (a) involves a security that is being purchased or sold by Chilton or CIS on behalf of any Client or client of CIS within the applicable periods noted above; (b) involves a security for which Chilton or CIS has a present intention to purchase or sell for a Client or CIS client; (b) is otherwise prohibited under any internal policies of Chilton; (c) breaches any duty to a Client or

Investor or client or investor of CIS; (d) is otherwise inconsistent with applicable law, including the Advisers

Act; or (e) creates an undisclosed material conflict of interest or an appearance thereof.

Certain designated employees may make preliminary preclearance requests to the CCO and/or a designee via email. For all requests that are approved on a preliminary basis, the employee will be required to complete a Personal Securities Trading Request and provide it to the CCO and/or a designee. The employee may not place the transaction until he/she receives written authorization, either in paper or electronic mail form, from the CCO and/or a designee.

Pre-clearance requests must be kept confidential. When pre-clearance is requested for a securities transaction, the Firm has discretion to reject the request and is not obligated to explain its rationale to the employee  making  the  request.  Nonetheless,  the  decision  to  reject  the  pre-clearance  request  could  be interpreted as a sign that Chilton or CIS intends to trade the same security. For this reason, all pre-clearance requests and rejections should be kept confidential.  If a third party, such as a broker, is informed that pre- clearance is being sought for a particular transaction, the third party may be able to infer that the Firm intends to trade the security at issue as well as the potential timing of such transaction.

6.4     Securities Reporting by Access Persons

N ew Access Persons

New Access Persons of Chilton are required to complete and submit to the CCO and/or a designee a schedule of Personal Accounts and No Control Accounts and securities holdings in those accounts within 10 days of becoming an Access Person, generally as part of entering into an employment agreement with Chilton. The schedule includes the following information:

•     A list of each Covered Security, including the title and type, exchange ticker or CUSIP, number of shares, and/or principal amount (if fixed income securities) of such Covered Security in any Personal Account or No Control Account; and

•     A list of each of the Access Person’s Personal Accounts or No Control Accounts, including with respect to each account its name and number and the name of the broker, dealer or bank with whom the account is maintained.

•     The date the report is submitted by the Access Person.

All such information must be current as of a date not more than 45 days prior to the date on which such person becomes an Access Person. An Access Person may affix (staple) a copy of brokerage account statements that include all the required information to the schedule and attest that such accounts and the securities listed in the statements are complete and current in lieu of listing such accounts and securities in the schedule. This schedule must be submitted even if an Access Person has no Covered Securities or Personal Accounts to report.

Duplica te T ra de Confirm a tions a nd B rokera g e Sta tem ents a nd Qua rterly R eporting

Duplicate Trade Confirmations and Brokerage Statements. All Access Persons must ensure that for each Personal Account, No Control Account and Parallel Account of the Access Person brokerage activity is added to the Chilton feed at the personal trading software vendor or duplicate copies of trade confirmations and monthly account statements1 are submitted directly to the CCO and/or a designee by the broker, dealer or bank with whom the account is maintained, unless other arrangements are made with the written approval of the CCO

1 Some financial institutions may send account statements on a quarterly basis only. That is acceptable so long as Chilton receives such statements within 30 days of the quarter end.

and/or a designee. A sample letter that can be used by an Access Person to request such duplicate statements from the broker, dealer or bank is provided as Error! Reference source not found.6.

Quarterly Reporting. Access Persons are required to provide a report of quarterly transactions that contains certain information about each transaction during the quarter involving a Covered Security (including a mutual fund advised or sub-advised by Chilton) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. This information includes (i) the date of the transaction; (ii) the title, the exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), number of shares, and principal amount of each Covered Security involved; (iii) the nature of the transaction (i.e., purchase, sale); (iv) the price; (v) the name of the broker, dealer or bank through which the transaction was executed and (vi) the date the report is submitted by the Access Person. In most cases, Chilton will rely on the trade confirmations and/or account statements that it automatically receives and the employee need not re-submit that information. However, all Access Persons must report any transaction in a Covered Security to Chilton if Chilton does not receive a duplicate copy of the trade confirmation or it does not appear on the brokerage statements that are sent automatically to Chilton. Such transactions are most commonly transactions in private placements that are not executed through or held in an account with a broker-dealer (such as when an Access Person purchases or sells an interest in a hedge fund). In such a case, it is the Access Person’s responsibility to report to the CCO and/or a designee that it has completed the transaction in the relevant quarter and such report must be submitted to the CCO and/or a designee no later than 30 days after the end of the quarter. Furthermore, if an Access Person’s confirmations or account statements do not contain all of the information required by applicable law regarding the transactions reported  on  those  confirmations  or  statements,  the  Access  Person  must  provide  the  supplemental information no later than 30 days after the end of the quarter.

Upda ting Persona l Accounts, N o Control Accounts a nd Pa ra llel Accou nts

Each Access Person is required to inform the CCO and/or a designee promptly and provide appropriate information to the CCO and/or a designee under the following circumstances:  (1) if any Personal Account, No Control Account or Parallel Account is opened; (2) if any existing Personal Account, No Control Account or Parallel Account is closed; and (3) as other relevant changes occur (e.g., a non-self-directed 401(k) account is converted into an IRA or a self-directed 401(k) account, which means the account now meets the definition of a Personal Account).  If a new Personal Account, No Control Account or Parallel Account is opened it must be done with an approved broker which has connectivity to Compliance Science and will provide a broker feed directly into PTCC. The COO and/or Compliance Officer will provide the list of current brokers upon request.

Each Access Person is required to provide the CCO and/or a designee no later than 30 days after the end of a calendar quarter the following information with respect to any Personal Account, No Control Account or Parallel Account established by the Access Person during the calendar quarter in which securities were held for the direct or indirect benefit of the Access Person: (i) the name of the broker, dealer or bank with whom the account is maintained, (ii) the date the account was established and (iii) the date the report is submitted by the Access Person.

Annua l Persona l T ra ding Account Attesta tion

Every Access Person must submit an Annual Account Attestation to the CCO and/or a designee, which Attestation shall include, among other things, representations and certifications from such Access Person that all applicable account statements are being sent to the CCO and/or a designee and that all holdings information is accurate and complete therein. The report must be submitted within 45 days after year end and must  provide  the  information  requested  as  of  December  31  or  for  the  year-ended  December  31,  as applicable.

Effective Date: October 2017

Access Persons are required to re-certify in in the Annual Account Attestation the classification of each account at year-end (for example, each Access Person in the Annual Account Attestation will attest to the status of all No Control Accounts for the reporting period).

Any Access Person need not submit separate reports pursuant to the 17j-1 Code provided that such person complies with the reporting requirements under this Code as these requirements are at least as extensive as the reporting requirements under the 17j-1 Code.

R esponsibilities of the L eg a l a nd Com plia nce Depa rtm ent

The Legal and Compliance Department will:

•     Inform Access Persons of their reporting obligations;

•     Maintain all of the records described in this Code;

•     Review the duplicate trade confirmations, reports and accounts statements supplied by brokerage firms with respect to Personal Accounts of Access Persons for improper trading activity and   to ensure that any transaction in a Covered Security was completed in compliance with this Code; and

•     Periodically match the trading activity of Clients against the securities transactions of Access Persons, and document the results.

6.5     Insider Trading Provisions of Section 204A

B a ckg round

On occasion an employee of an investment adviser may receive “inside,” non-public or confidential information pertaining to a security or its issuer. For example, he/she may obtain non-public information through associations with insiders of such entities. In these cases, where the employee obtains or receives non-public information and that information is material, the employee has a duty and obligation under the law not to recommend a trade or trade on such information until this information becomes public.

Section 204A of the Advisers Act requires that investment advisers establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by the adviser or any person associated with the adviser. In light of the increased focus on insider trading and increased penalties, it is important for Chilton to implement the necessary policies and procedures in order to protect itself against the significant penalties and damage in reputation that may result from an insider trading violation.  The SEC has made a review of the required policies and procedures a focal point in its inspections of advisers.

Exa m ples of Insider T ra ding

All employees are expected to read and be familiar with the following examples of insider trading and responses to the receipt of material, non-public information.

By way of example, violations of the insider trading rule may be found to have occurred when persons trade on material non-public information about:

•     upcoming earnings news;

•     information about a pending merger, acquisition, tender offer, joint venture or sale of assets;

•     a new product or regulatory approval/disapproval of a possible product;

•     new or changing customer relationships;

•     changes in corporate control or management;

•     changes in auditors or delays in the disclosure of financial information;

•     information regarding defaults, redemptions, calls of securities;

•     changes in dividend policy;

•     plans regarding public or private sales of securities;

•     litigation or regulatory proceedings; or

•     changes in analyst recommendations.

This list is non-exclusive and there is a wide range of types of information that can be material and non- public.

Legal sanctions for insider trading have been applied to:

•     persons inside a company who traded the stock;

•     persons outside the company who traded the stock;

•     persons inside the company who told persons outside the company who traded the stock; and;

•     persons outside the company who told other persons outside the company who traded the stock.

An employee may receive information from or regarding an issuer, although no special or confidential relationship exists between them. For example, an employee may inadvertently hear an officer tell an outsider by telephone of a significant corporate event, such as a large unannounced quarterly loss. An employee may also receive the information through its use of, and consultation with, expert consultants and research firms. Please see Error! Reference source not found.: Use of Expert Consultants and Research Firms for the Firm’s policies and procedures with respect to such consultants and research firms.

Other examples of potential sources of inside information include the receipt of information related to the offering of private investments in public offerings (“PIPES”), and information from other third parties including but not limited to counsel, independent registered public accounting firms, financial printers, trading partners, private fund investors and clients.

Chilton’s Policies a nd Procedures R eg a rding Insider T ra ding

The General Counsel / CCO is responsible for overseeing compliance with insider trading guidelines and providing a resource for giving guidance and answering employee questions.

If an employee, regardless of position, receives information he/she believes is material non-public information, the employee must convey such information to the General Counsel / CCO  immediately. The General Counsel / CCO will then make a judgment as to the handling of such information in order to prevent possible charges of insider trading violations.  Failure by an employee to disclose such information to the General Counsel / CCO in a timely manner may result in termination of the employee.

The following procedures have been established to assist employees in avoiding violations of the insider trading laws.  Every employee must follow these procedures or risk being subject to the sanctions described above. If an employee has any questions about these procedures, he/she should bring such questions immediately to the General Counsel / CCO.

Identifying Inside Inform a tion

Employees should consider the following two questions when determining whether any information might be considered “inside information”:

•     Is the information material? Is this information an investor would consider important in making an investment decision? Would public disclosure of this information affect the market price of the security?

•     Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace through publication in a magazine or newspaper of general circulation, or through some other media available to the public?

If after considering the above, the employee believes that the information may be material and non-public, he should take the following action:

•     Report the matter immediately to the General Counsel / CCO and disclose all information which the employee believes may be relevant on the issue of whether the information is material and non- public.

•     Refrain from recommending a purchase or sale or from purchasing or selling any security about which such information has been received. This prohibition applies to the employee’s Personal Accounts and/or any Client account managed by Chilton.

•     Refrain from communicating the information to anyone outside or within Chilton, other than the

General Counsel / CCO.

After reviewing the information and, if necessary, consulting with counsel and/or Chilton personnel, the General Counsel / CCO will determine whether such information is material and non-public and take appropriate actions, including but not limited to placing the security on the Firm’s restricted list.

Supervisory Procedures

The General Counsel / CCO is critical to the implementation and enforcement of the Firm’s procedures against insider trading. The supervisory procedures set forth below are designed to prevent insider trading by employees, detect such trading if it occurs and provide appropriate sanctions for violations of these procedures.

Steps to Prevent Insider T ra ding :

•     Every new employee will be provided with a copy of this Manual and must acknowledge that the employee has read the Manual, specifically including the Code of Ethics and related sections concerning the prevention of misuse of material non-public information.

•     On a quarterly basis, all employees are required to certify their compliance with the Firm’s policies and procedures on the Quarterly Compliance Attestation with respect to insider trading.

•     The General Counsel / CCO and/or a designee will enforce the applicable personal securities trading restrictions provided in this Code.

Effective Date: October 2017

•     The General Counsel / CCO, or a designee, will, on a periodic basis, conduct training to familiarize appropriate employees with the Firm’s insider trading procedures, including by bringing in outside counsel. Special training may be held, as necessary, for those employees working in areas where they are more likely to receive inside information in the course of their duties.

•     The General Counsel / CCO will be available to assist employees on questions involving insider trading.

•     The General Counsel / CCO will resolve issues of whether information received by an employee is material and non-public.

•     Whenever it has been determined that an employee has received material non-public information, the General Counsel / CCO will implement measures to prevent (i) dissemination of such information and (ii) trading in the security by Chilton, CIS and their employees.

Steps to Detect Insider T ra ding :

•     The CCO and/or a designee will review all personal securities transactions by employees to ensure that such activities are in compliance with the applicable personal securities trading restrictions provided in this Code and review periodically the trading activities in Chilton’s proprietary accounts, if any;

•     Chilton will request information from Private Fund Investors about their possible access to material non-public information; and

•     The CCO and/or a designee will conduct such investigation, as necessary, when the CCO and/or a designee has reason to believe that any employee has received and traded on inside information and/or has disseminated such information to other persons.

6.6     Market Manipulation

Intentional or willful conduct that is designed to deceive or defraud investors by controlling or artificially affecting the price of securities or market conditions is a violation of various securities laws.  Accordingly, no employee may directly or indirectly engage in any conduct that is intended to manipulate the price of any security or trading market. In particular, an employee should act responsibly when disseminating information within and outside of the Firm and is prohibited from disseminating information or rumors regarding any issuer that the employee believes or knows to be false or misleading or to be of a sensational nature (such that the information might reasonably be expected to affect market conditions).

M a rket m a nipula tion ca n subject the em ployee a nd the Firm to both civil a nd crim ina l sa nctions as well as reputational ha rm .

The CCO and/or a designee may also implement procedures designed to detect and investigate manipulative behavior.

6.7     Dealings with Clients and Investors

No employee may directly or indirectly purchase from or sell to a Client or Investor or any client, investor or managed account of CIS any security, unless the transaction is pre-approved in writing by the General Counsel / CCO and any requirements under the law, if applicable, are followed.

Employees are prohibited from holding funds or securities of an Investor or Managed Account (or an investor or managed account of CIS) or acting in any capacity as custodian or trustee for a Fund account or Managed Account (or a CIS fund account or managed account), unless such act complies with this Manual.

Employees are prohibited from borrowing money or securities from any Investor or owner of a Managed Account (or an investor or managed account of CIS) and from lending money to any Investor or owner of a Managed Account (or a CIS investor or owner of a CIS managed account), unless such person is a member of the employee’s immediate family and/or the transaction has been approved in writing by the General Counsel / CCO and/or a designee.

Employees may not provide legal or tax advice to any Client, potential Client, Investor or potential Investor. When legal or tax questions are raised by a Client, potential Client, Investor or potential Investor including in connection with the completion of any Subscription Document for a Private Fund, employees should encourage such Client, potential Client, Investor or potential Investor to consult its own adviser.

6.8     Communications with the Media

All unsolicited inquiries from the press regarding the Firm or CIS, their Clients, their Investors, or any aspect of Chilton’s or CIS’s business should be referred to the General Counsel / CCO.   Similarly, employees should not initiate contact with the press under any circumstances.   It is Chilton’s general policy not to endorse publicly the products or services of the Firm’s or CIS’s suppliers, clients or investors; any exceptions must be approved by the General Counsel / CCO.  This includes commentary in press articles (including “in- house” publications) and participation in testimonial advertising, promotional brochures or annual reports. In general, the Firm will not provide information to the press regarding securities positions held by Clients.

6.9     Personal Obligations to Government and Regulatory Bodies

Since integrity in financial affairs is an important aspect of the Firm’s reputation, employees are expected to adhere to those standards in their personal financial affairs. Specifically, the Firm expects employees to satisfy their personal obligations to governmental and regulatory bodies, including the timely and accurate filing of relevant tax returns.

6.10   Unregistered Investment Adviser

No employee is permitted to hold himself/herself out as providing personal investment or financial advice to Clients or prospective clients except through his/her employment with Chilton and/or CIS. Failure to make such distinction may subject the employee to the registration provisions of Section 203 of the Advisers Act since he/she may be deemed to be operating as an unregistered investment adviser.

6.11    Anti-Bribery Laws, including the Foreign Corrupt Practices Act and the

UK Bribery Act

Employees, affiliates, agents and consultants acting on behalf of Chilton must comply with all applicable anti- bribery laws and regulations. These laws include the U.S. Foreign Corrupt Practices Act (“FCPA”), which makes it illegal to pay, promise, offer or authorize the giving of anything of value directly or through a third party to a “government official” to influence official action, and the UK Bribery Act which also prohibits offering, promising or giving anything of value to anyone, including someone in the private sector, to induce that person to perform work duties disloyally or otherwise improperly. Chilton’s policy to comply with applicable anti-bribery laws is attached as Error! Reference source not found.9. The term “government official” includes any officer or employee of, or person acting on behalf of, a government, government-

owned or controlled entity or public international organization, and any political party, party official, or candidate for political office.

6.12   Gifts and Entertainment Policies

Genera l Policy Sta tem ent

Chilton employees may not accept or give inappropriate gifts, favors, entertainment, meals, special accommodations, or other things of value to influence the recipient or that could make him or her feel beholden to a person or firm. Chilton has adopted the policies and procedures to govern the receipt and giving of gifts and entertainment, which are set forth in Exhibit 11.

6.13   Outside Affiliations and Business Activities

Chilton recognizes that outside affiliations and personal business activities could lead to the potential for conflicts of interest and could otherwise interfere with an employee’s duties to Chilton and Clients. As a result, employees who wish to participate in any outside or personal business activity must seek prior approval from the Legal & Compliance Department. Examples of the types of outside affiliations or personal business activities that require pre-approval include, but are not limited to, serving on a board of directors of an outside company or taking a position of management in an outside company; engaging in outside business or non-profit ventures.

6.14   Political Contributions

In Genera l

Rule 206(4)-5 under the Advisers Act (the “Pay-to-Play Rule”) subjects Chilton to potentially severe sanctions in the event that, among other things, Chilton, its employees or their immediate family members make contributions to certain state or local government officials or candidates where the office of such official or candidate is directly or indirectly responsible for or can influence (or has authority to appoint any person who is directly or indirectly responsible for or can influence) the hiring of Chilton to manage the assets of the government entity (such as state government pension plans, state university endowments or other state or local government accounts). In addition, the Pay-to-Play Rule prohibits Chilton and its employees and their immediate family members from fundraising activities that include soliciting or coordinating political contributions or payments to a state or local political party where, or to an official or candidate of a government entity to which, Chilton is providing or seeking to provide advisory services.

Employees are required to pre-clear with the Legal and Compliance Department any contribution2 (including any contribution by their spouse or dependants) made to a (i) government official (whether federal, state or local), (ii) candidate for government office (whether federal, state or local), (iii) political party or (iv) political action committee (“PAC”).  Employees also must obtain pre-clearance from the Legal and Compliance Department prior to their (or their spouse or dependants) volunteering for, or otherwise engaging in any activity with respect to, any of the above.

In addition, employees (and their spouses or dependants) are not permitted to solicit or coordinate (i.e., collect and forward), from any person or entity (including a PAC), (i) contributions or (ii) “payments” (whether or not intended to influence an election or campaign) to a government official (whether federal, state or local), candidate for government office (whether federal, state or local), political party or PAC without pre-clearance by the Legal and Compliance Department. Employees should read this prohibition broadly and request pre-clearance if there is any doubt whether a given activity is permitted. For example, this prohibition would include (i) an e-mail (whether sent to Chilton employees or outside the Firm) seeking contributions or (ii) asking a service provider (such as a law firm and accounting firm) or a friend to make a contribution to a state or local candidate.

Employees and their spouses and dependants are prohibited from making any political contribution or engaging in any political activity for the purpose of directly or indirectly influencing or inducing the obtaining or retaining of Chilton’s investment advisory services by a government entity. Further, employees are prohibited from considering Chilton’s current or anticipated business or its business relationships as a factor in making any contribution or as a reason for engaging in an activity described above.

As a matter of policy, Chilton will not engage in any of the activities described above, unless pre-clearance is obtained from the Legal and Compliance Department.

Prohibition on Indirect Activities

Under no circumstances may Chilton or an employee make a contribution indirectly, or engage indirectly in any of the foregoing activities, such as through his or her advisers, family members or any other persons affiliated with Chilton or the employee, as a means of circumventing the restrictions.

2 For purposes of this policy the term “contribution” is broadly defined and includes a donation of money, a donation of resources (such as a personal residence, office location or refreshments for a campaign event or in furtherance of a campaign), loans, advances, payments of campaign-related expenses and transitional and inaugural expenses, payments to satisfy debts incurred in connection with an election and anything else of value for the purpose of influencing an election.

Pre-Clea ra nce Procedure

An employee seeking pre-clearance for any proposed contribution or activity described above is required to submit a request to the Legal and Compliance Department by completing the Political Contribution Request through Compliance Science.  For each proposed contribution or activity, the employee will be required to certify that such contribution or other activity is not for the purpose of directly or indirectly, influencing or inducing the obtaining or retaining of Chilton’s investment advisory services by a government entity. If the Legal and Compliance Department determines, in its discretion, that a particular political contribution or activity may violate the Pay-to-Play Rule or other applicable law (or otherwise poses a conflict of interest for Chilton or CIS), the Legal and Compliance Department may prohibit such employee from making the contribution or engaging in the activity. An employee may only make a political contribution or engage in  the  requested  activity  after  obtaining  written  approval  from  the  Legal  and  Compliance Department. Please note that it could take up to five business days for the Legal and Compliance Department to review and determine whether to permit or deny any such request and it is expected that most contributions to state and local government officials and candidates will be prohibited.

R ecordkeeping

The Legal and Compliance department will maintain a political contributions log that records all of the political contribution and activity requests received from employees and whether the request was approved or denied, as well as the appropriate books and records as set forth in Section 7 of Chilton’s Compliance Manual.

Certifica tions

Each employee must certify quarterly on the Quarterly Compliance Attestation) that he/she has complied with Chilton’s Political Contribution Policy for the preceding quarter, pre-cleared all contributions and activities in accordance with the Political Contribution Policy and has not made any contributions or engaged in any activities for the purpose of intending to influence the obtaining or retaining of contracts with government entities. In addition, since the Pay-to-Play Rule also incorporates contributions made by individuals prior to their employment with Chilton, each prospective employee will be required to detail his/her past contributions (including those of his or her spouse or dependents) as part of the hiring process.

Pla cem ent Ag ents

Under Rule 206(4)-5 of the Advisers Act, any placement agent hired by Chilton to solicit government entities must be a “regulated person” as defined in Rule 206(4)-5(f)(9) under the Advisers Act.  A “regulated person” is a registered investment adviser, a registered broker-dealer or a registered municipal adviser, each of which must be subject to pay-to-play restrictions.

Each agreement with a placement agent must be reviewed and approved in advance by the Legal and Compliance Department to ensure, among other things, that the placement agent has obtained all required federal, state and local registrations and that the placement agent has complied with and will continue to comply with all applicable laws, rules, regulations and policies, including pay-to-play rules applicable to it. In addition, the Legal and Compliance Department will maintain a record of the names and business addresses of all “regulated persons” whom Chilton engages as a third-party solicitor or placement agent. Such recordkeeping requirement will apply regardless of whether Chilton has a government entity as a client at such time. See also “Section 1.6 Cash Payments for Client Solicitation - Rule 206(4)-3”.

6.15   Cell Phone Usage in the Office

Personal cell phones, including text messaging, should not be utilized to conduct Firm business, unless an employee is out of the office and needs to use a cell phone to conduct Firm business. In general, personal cell phone usage in the office, including text messaging is disruptive and strongly discouraged.

Other  employment  policies,  principles,  and  procedures  adopted  by  Chilton  are  set  forth  in  Chilton’s Employee Manual, a copy of which is provided to all Chilton employees upon joining the Firm and when any material updates are issued.